EXHIBIT 99.1

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Jim Chiti
(312) 240-4730

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
September 19, 2005

Peoples Energy to Present Fiscal 2006 Outlook
Will also comment on expected fiscal 2005 results

CHICAGO - In meetings this week with security analysts in Boston and New York City, Peoples Energy (NYSE: PGL) will discuss its outlook for the 2006 fiscal year beginning October 1, 2005, and provide an update on expected fiscal 2005 results. The company will announce that fiscal 2006 earnings are expected to be in the range of $2.25 to $2.45 per share. The estimate is based upon several factors, including modest growth from its diversified businesses, sharply lower results from its gas distribution utilities, and higher interest expense compared to the prior year. This outlook also assumes gains on asset sales totaling approximately $0.15 to $0.20 per share, similar to amounts included in expected fiscal 2005 results.

Utility results are expected to be down significantly from fiscal 2005 due primarily to higher operating expenses, partially offset by an assumed return to normal weather. The company previously announced that its utility units, Peoples Gas and North Shore Gas, will file rate proposals with the Illinois Commerce Commission this winter requesting increases in their delivery rates totaling an estimated $90-115 million on a combined basis. Under the Commission's normal processes, any rate increase would not impact financial results until fiscal 2007.

The company also said that its fiscal 2005 earnings are now expected to be in the range of $2.19 to $2.29 per share, which includes a $0.21 per share charge related to the company's 2004 organizational restructuring. Excluding this expense, ongoing operating earnings (non-GAAP) are expected to be in the range of $2.40-$2.50 per share, versus the previously communicated estimate at the low end of its $2.55-$2.70 target range. Management believes that ongoing results are useful for year-over-year comparisons since restructuring related charges of the magnitude indicated are infrequent and affect the comparability of operating results. Ongoing results are used internally to measure performance against budget and in reports for management and the board of directors. The reduction in its fiscal 2005 estimate primarily reflects lower projected oil and gas production results.

"Despite near-term challenges, the prospect of utility rate relief in fiscal 2007 should greatly improve our longer-term outlook," said Thomas M. Patrick, chairman, president, and CEO. "In addition, we will continue to look for opportunities to grow our diversified businesses while maintaining our lower-risk operating approach. We also are committed to maintaining financial strength, fiscal discipline, and a strong dividend, attributes which have served our shareholders very well in the long run."

Company Presentation and Webcast

Peoples Energy will host analyst meetings in Boston on September 20, 2005, and in New York on September 21, 2005, to discuss its outlook in more detail. Investors are invited to listen to a live webcast of the Boston presentation on September 20, 2005, at 12:30 p.m. Eastern (11:30 a.m. Central) by visiting the "Investors" section of the Peoples Energy web site at www.PeoplesEnergy.com and selecting the "Live Webcast" icon on the Corporate Overview page. Following the meetings, a copy of the presentation will also be available from the Corporate Overview page by selecting "Presentations".

Peoples Energy, a member of the S&P 500, is a diversified energy company consisting of five primary business segments - Gas Distribution, Oil and Gas Production, Power Generation, Midstream Services, and Retail Energy Services. The Gas Distribution segment serves approximately 1 million utility customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the oil and gas production segment; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; operational factors affecting the Company's gas distribution, power generation and oil and gas production segments; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling and production risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Also, projections to future periods of the effectiveness of internal control over financial reporting are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K filed with the SEC under Item 1- Business and Item 7-Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.